Exhibit 10.1

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

Execution Copy
AMENDED AND RESTATED
MASTER
FORMULATION DEVELOPMENT
AGREEMENT

This Amended and Restated Master Formulation Development Agreement (the “Agreement”), dated June 30, 2017 (the “Amendment and Restatement Effective Date”), is made by and between Oakwood Laboratories, L.L.C., a Delaware limited liability company having an address of 7670 First Place, Suite A, Oakwood Village, OH 44146 (“Oakwood”), and Edge Therapeutics, Inc., a New Jersey corporation having an address of 300 Connell Drive, Suite 4000, Berkeley Heights, NJ 07922 (“Edge”).  Edge and Oakwood are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

Whereas, Edge is engaged in the development of polymer-based sustained-release injectable drug products;

Whereas, Oakwood is engaged in the licensing, development and manufacture of injectable sustained release formulations for new chemical entities;

Whereas, Oakwood and Edge entered into a Master Formulation Development Agreement dated March 12, 2015 (the “Original Agreement”) pursuant to which Edge engaged Oakwood to provide Edge with drug formulation development services with respect to nimodipine (the “Compound”) on the terms set forth in the Original Agreement;

Whereas, Edge desires to continue to engage Oakwood to provide Edge with drug formulation development services with respect to the Compound on the terms set forth in this Agreement (such activities the “Project”), and in connection therewith, the Parties desire to amend and restate the Original Agreement in its entirety as set forth herein to memorialize certain modifications to the Original Agreement;

Whereas, the Parties intend that all activity in furtherance of the Project undertaken prior to the Amendment and Restatement Effective Date nevertheless be governed by this Agreement; and

Whereas, the Parties are entering into a commercial Manufacturing and Supply Agreement dated as of the date hereof (such agreement, as may be further amended, the “Commercial Agreement”) pursuant to which Oakwood is agreeing to manufacture and supply Edge, and Edge is agreeing to purchase from Oakwood, commercial quantities of Product on the terms and conditions set forth therein.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

Agreement

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Definitions.

1.1           “Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such other Person controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

1.2           “Agreement” shall have the meaning set forth in the preamble hereto.

1.3           “Amendment and Restatement Effective Date” shall have the meaning set forth in the preamble hereto.

1.4           “Applicable Law” shall mean (a) all applicable laws, rules and regulations that may be in effect from time to time, including all rules regulations, guidelines or other requirements of all Regulatory Authorities and (b) all applicable laws, rules and regulations that may be in effect in any jurisdiction in which Oakwood Manufactures the Product, including any rules, regulations or other requirements of the Regulatory Authorities in any such jurisdiction.

1.5           “Background IP” shall mean, with respect to a Party, any Information, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Article 5) by such Party or any of its Affiliates that are designed, developed, created, reduced to practice, or come into existence, either prior to or after the effective date of the Original Agreement, alone or jointly with others, and that are not specifically commissioned by the other Party under this Agreement or the Original Agreement, including the Residual IP but excluding any Edge Project IP or Oakwood Project IP.

1.6           “Bankruptcy Code” shall have the meaning set forth in Section 10.10.

1.7           “Batch” shall mean a specific quantity of the Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single Manufacturing order during the same cycle of the Manufacturing Process for the Product.

1.8           “Business Day” shall mean a day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are obligated by law to remain closed.

1.9           “Calendar Quarter” shall mean each successive period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 and October 1; provided, however, that the first Calendar Quarter of the Term shall commence on the Amendment and Restatement Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

1.10         “Calendar Year” shall mean each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Amendment and Restatement Effective Date and end on December 31 of the year in which the Amendment and Restatement Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.11         “cGMPs” shall mean the current good manufacturing practices and standards for the production of pharmaceutical intermediates and active pharmaceutical ingredients applicable to both commercial and investigational quantities of compounds (as applicable), as set forth in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations (21 C.F.R. 210 and 21 C.F.R. 211), as may be amended from time to time after the Amendment and Restatement Effective Date, and as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

1.12         “Change Order” shall have the meaning set forth in Section 2.1.

1.13         “Combination Product” shall mean a product that contains the Product together with (a) one (1) or more other products as separate doses/units in a single package or (b) a delivery system comprising equipment, instrumentation, one or more devices, or other components designed to assist in, or useful for, the administration of the Product (a “Delivery System”).

1.14         “Commercial Agreement” shall have the meaning set forth in the Recitals.

1.15         “Compound” shall have the meaning set forth in the Recitals.

1.16         “Confidential Information” shall mean any and all information or material that, at any time before, on or after the Amendment and Restatement Effective Date, has been or is provided or communicated to a Party by or on behalf of the other Party pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto (including any Confidential Information provided pursuant to the Original Agreement or that certain Mutual Confidentiality Agreement dated October 10, 2014 by and between Edge and Oakwood), including any data, ideas, concepts or techniques contained therein.  Confidential Information may be disclosed orally, visually, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.  For purposes of this Agreement, notwithstanding the Party that disclosed such information or material, the Specifications, the Manufacturing Process for the Product, the Edge Project IP, information related to the Product developed under any Project Plan, and any other information or materials relating exclusively or primarily to the Product or the Manufacturing thereof, including Batch records (collectively, “Product Confidential Information”), shall be Confidential Information of Edge, and Edge shall be deemed to be the Disclosing Party, and Oakwood shall be deemed to be the Receiving Party, with respect thereto and Oakwood Background IP shall be the Confidential Information of Oakwood, and Oakwood shall be deemed to be the Disclosing Party, and Edge shall be deemed to be the Receiving Party, with respect thereto.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

1.17         “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, ownership or possession by a Party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.18         “Delivery System” shall have the meaning set forth in the definition of Combination Product.

1.19         “Disclosing Party” shall mean, subject to the last sentence of the definition of Confidential Information, the Party disclosing Confidential Information.

1.20         “DMF” shall have the meaning set forth in Section 3.4(b).

1.21         “Edge” shall have the meaning set forth in the preamble hereto.

1.22         “Edge Background IP” shall mean Background IP of Edge.

1.23         “Edge Collateral” shall have the meaning set forth in Section 3.2(b).

1.24         “Edge Equity Event” shall mean the date on which Edge closes an equity   financing or other similar financing (e.g., a convertible debt financing) in an aggregate amount of not less than [**].

1.25         “Edge Materials” shall have the meaning set forth in Section 3.2(a).

1.26         “Edge Project IP” shall have the meaning set forth in Section 7.2.

1.27         “Escrow Agreement” shall have the meaning set forth in Section 10.10.

1.28         “Escrow Agreement Intellectual Property” shall have the meaning set forth in Section 10.10.

1.29         “Expert” shall have the meaning set forth in Section 11.2.

1.30         “Exploit” or “Exploitation” shall mean to make, have made, import, use, sell, offer for sale or otherwise dispose of the Product, including the research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, export, transport, distribution, promotion or marketing of the Product.

1.31         “Facility” shall mean the Manufacturing facility of Oakwood located at 27070 Miles Road, Solon, Ohio, or such other Manufacturing facility as is designated by Oakwood and agreed to in writing by an executive officer of Edge.

1.32         “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

1.33         “FFDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the rules, regulations, guidances, guidelines, and requirements promulgated or issued thereunder.

1.34         “Field of Use” shall mean [**].

1.35         “Force Majeure Event” shall have the meaning set forth in Section 12.2.

1.36         “GAAP” shall mean United States Generally Accepted Accounting Principles, consistently applied.

1.37         “Information” shall mean information communicated or received, whether in tangible or intangible form, that is not in the public domain, including techniques, technology, practices, trade secrets, discoveries, Inventions, developments, innovations, processes, methods, procedures (including analytical methods and procedures), formulae, specifications, analytical and quality control data, test data and results (including pharmacological, toxicological, preclinical and clinical data and results), writings, documentation, compositions of matter, chemical intermediates, practices, techniques, data, specifications, know-how, trade secrets, knowledge, and other valuable information, whether confidential or not and whether proprietary or not; in each case, whether or not protectable under patent, trademark, copyright or other laws.

1.38         “Invention” means any discovery, improvement, process, formula, data, invention, know-how, trade secret, procedure, device, or other intellectual property, whether or not patentable, including any enhancement in the manufacture, formulation, preparation, presentation, means of delivery or packaging of a compound or product.

1.39         “Latent Defect” shall mean a flaw, weakness or imperfection in a Batch of Product that is hidden and Edge cannot discover by reasonable inspection.

1.40         “Manufacture” or “Manufacturing” shall mean the manufacturing, processing, formulation, packaging, labeling, holding and quality control, stability and other manufacturing-related testing of the Product.

1.41         “Manufacturing Process for the Product” shall mean the specific process for Manufacture of the Product (as distinct from the manufacture of other products or compounds), including any portions of such process developed under the Original Agreement, as such process may be amended pursuant to this Agreement or the Commercial Agreement, or otherwise with the written agreement of both Parties.

1.42         “Manufacturing Process Knowledge Transfer” shall have the meaning set forth in Section 5.4(a).

1.43         “Net Sales” shall mean, [**]

1.44         “Net Sales Product” means any Product or Combination Product.

1.45         “Oakwood” shall have the meaning set forth in the preamble hereto.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

1.46         “Oakwood Background IP” shall mean Background IP of Oakwood.

1.47         “Oakwood Project IP” shall have the meaning set forth in Section 7.3.

1.48         “Option” shall have the meaning set forth in Section 7.4.

1.49         “Original Agreement” shall have the meaning set forth in the Recitals.

1.50         “Party” and “Parties” shall have the meaning set forth in the preamble hereto.

1.51         “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, and equivalents in any country or jurisdiction.

1.52         “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.53         “Product” shall mean Edge’s EG-1962 as of the Amendment and Restatement Effective Date, the formulation of which is set forth in Schedule 1.53.

1.54         “Product Confidential Information” has the meaning set forth in the definition of “Confidential Information”.

1.55         “Product Requirements” shall have the meaning set forth in Section 4.3(a).

1.56         “Project” shall have the meaning set forth in the Recitals.

1.57         “Project Plans” shall mean the Project Plans attached hereto as consecutively numbered Exhibit As, beginning with Exhibit A-1, A-2, A-3, and so forth.

1.58         “Quality Agreement” shall have the meaning set forth in the Commercial Agreement.

1.59         “Receiving Party” shall mean, subject to the last sentence of the definition of Confidential Information, the Party receiving Confidential Information.

1.60         “Recipients” shall have the meaning set for the in Section 8.1.

1.61         “Records” shall have the meaning set forth in Section 2.4.

1.62         “Regulatory Approval” shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of the Product in a country.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

1.63         “Regulatory Authority” shall mean the FDA and any other applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Product or the Manufacture of the Product anywhere in the world.

1.64         “Residual IP” shall have the meaning set forth in Section 7.1.

1.65         “Retention Period” shall have the meaning set forth in Section 2.4.

1.66         “Royalty” shall have the meaning set forth in Section 6.3(a).

1.67         “Royalty Term” shall mean the period commencing on the date of Launch (as defined in the Commercial Agreement) of the Product and ending upon the date that is twelve (12) years following the date of Launch.

1.68         “Services” shall have the meaning set forth in Section 2.1.

1.69         “Specifications” shall mean the applicable mutually agreed upon tests, analytical methods or procedures and appropriate acceptance criteria for the Product to which Product must conform in order to be considered acceptable, as may be amended from time to time in accordance with the terms of the Quality Agreement.

1.70         “Technical Dispute” shall have the meaning set forth in Section 11.2.

1.71         “Term” shall have the meaning set forth in Section 10.1.

1.72         “Termination Fee” shall mean [**].

1.73         “Third Party” shall mean any Person other than Oakwood, Edge or their respective Affiliates.

1.74         “Visitor Confidentiality Agreement” shall mean a confidentiality agreement in form reasonably acceptable to each Party pursuant to which a visitor to Oakwood will agree to keep confidential and not use for any purpose other than as set forth in this Agreement any Confidential Information of Oakwood to which such visitor is given access or exposed.  The Confidential Information of Oakwood shall include Information in the possession or under the Control of Oakwood that belongs to a Third Party.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

2.	Services; Project Plan.

2.1           Scope of Work.  The services, research and other activities to be performed by Oakwood under this Agreement (the “Services”) shall be as set forth in the written Project Plans.  Oakwood shall exercise its commercially reasonable efforts to carry out the Services in accordance with the Project Plans.  The terms and conditions of this Agreement shall apply to any Project Plan entered into and executed by the Parties, prior to the expiration of this Agreement.  Oakwood will complete the Services in a professional and diligent manner,  using qualified personnel and adequate resources and facilities, on a schedule agreed to by the Parties and at a price as set forth in each Project Plan.  Oakwood shall notify Edge in writing promptly after it becomes aware that actual costs will materially exceed the estimated costs in a Project Plan; provided, that any amounts that are individually or in the aggregate in excess of [**] Dollars ($[**])] of the estimated costs with respect to any milestone within a Project Plan shall be deemed material.  Oakwood shall have no obligation to perform additional activities outside the scope of a Project Plan that would cause Oakwood’s actual costs under such Project Plan to materially exceed Oakwood’s estimated costs under such Project Plan unless and until memorialized in a writing signed by the Parties (a “Change Order”), which Change Order shall provide for such additional compensation as the Parties mutually agree for the additional Services required by such Change Order.

2.2           Project Plan.

(a)          Generally.  No Project Plan will be effective unless and until it has been agreed to and signed by authorized representatives of both Parties.  Any other documents relating to a Project Plan, including Specifications, proposals, quotations, and any other relevant documentation, will be attached to the applicable Project Plan and incorporated by reference therein.  Each fully signed Project Plan will be subject to the terms of this Agreement and will form part of this Agreement.  Notwithstanding the foregoing, nothing in this Agreement will obligate either Party to enter into any Project Plan under this Agreement, and Oakwood shall not rely on this Agreement to incur any costs or obligations of any sort until the applicable Project Plan is executed by both Parties.  Oakwood shall perform and complete the Services in compliance with Applicable Law and the Project Plans (including the timelines set forth therein).  Except as set forth in any Project Plan or in Schedule 2.2, which represents a list of Oakwood subcontractors pre-approved by Edge, Oakwood shall not utilize a Third Party to perform any Services without first obtaining Edge’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  No such permitted subcontracting shall relieve Oakwood of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor) or any liability hereunder and the agreement pursuant to which Oakwood engages any permitted Third Party subcontractor must (i) be consistent in all material respects with this Agreement, (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (iii) contain terms obligating such subcontractor to permit Edge rights of inspection, access and audit substantially similar to those provided to Edge in this Agreement.  Oakwood shall be responsible for the performance of its Affiliates and permitted Third Party subcontractors.  For the avoidance of doubt, as of the Amendment and Restatement Effective Date, the Project Plans attached as Exhibits A-1 to A-6 are complete and have been paid in full by Edge such that no additional payment is due for such Project Plans.  Payment for the Services performed under the Project Plan attached as Exhibit A-7 and incorporated herein (and any subsequent Project Plan) will be made in accordance with Section 6.1.

(b)          Updates.  To the extent any terms or provisions of a Project Plan conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent such Project Plan (or any amendment thereto) expressly states the Parties’ intention that such Project Plan control with respect to a particular matter.  The Parties may amend the Project Plan(s) from time to time by mutual agreement.  Any such amendment to a Project Plan shall be in writing, executed by an authorized representative of each Party, attached to the original Project Plan, and incorporated herein by this reference.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

2.3           Visits by Edge.  Representatives of Edge may visit or meet with Oakwood at reasonable times and with reasonable frequency during Oakwood’s regular business hours or at such other times as Oakwood is Manufacturing the Product at the Facility, upon reasonable prior written notice, and in a manner that does not unreasonably disrupt Oakwood’s business, to inspect the Facility, to observe the performance of the Services or to review Records. Prior to entering Oakwood’s Facility, all visitors (other than any employees of Edge, who are bound by obligations of confidentiality pursuant to the confidentiality agreement in place between the Parties as of the Amendment and Restatement Effective Date) shall enter into a Visitor Confidentiality Agreement.  While at Oakwood’s Facility, all such visitors shall comply with Oakwood policies and procedures.

2.4           Documentation.  Oakwood shall keep complete and accurate records related to the Services, including standard operating procedures, reports, accounts, notes, documentation, materials (including identification of raw materials and assays), data and records of all information and results of the Services, including any Batch records related specifically to the Product (collectively, “Records”).  All Records will be the sole property of Edge; provided, that Oakwood may keep one (1) copy of all Records and is hereby granted a non-exclusive, perpetual, irrevocable worldwide license to use the Records solely in its business for archival purposes and for the purpose of permitting Oakwood to comply with Applicable Law.  Upon Edge’s request, Oakwood will promptly provide Edge with complete and accurate copies of such Records and provide reasonable access to Oakwood’s scientists.  Except as required by Applicable Law and in connection with any regulatory compliance or filings (including FDA certification), or as otherwise expressly permitted under this Agreement, Oakwood will not transfer, deliver or otherwise provide any such Records to any Third Party without the prior written approval of Edge.  While in the possession or control of Oakwood, Records will be made available for inspection, examination and copying (at Edge’s expense) by or on behalf of Edge.  All original Records will be retained and archived by Oakwood in accordance with cGMPs and Applicable Laws, rules and regulations, but in no case for less than [**] years following completion of the applicable Project Plan or such longer period as is required under Applicable Law (the “Retention Period”).  Following the Retention Period, Oakwood will not destroy the Records without first giving Edge written notice and the opportunity to take possession of the Records at Edge’s expense.

2.5           Compliance with Project Plans and Law.  Oakwood agrees to perform the Services set forth in each Project Plan in a competent and professional manner and in accordance with the terms and conditions contained in this Agreement and such Project Plan.  Oakwood shall use all commercially reasonable efforts to perform the Services in accordance with the applicable time line(s) and schedule(s) set forth in the Project Plans.  Oakwood shall perform its obligations hereunder in conformance with all applicable federal, state and local statutes, rules and regulations, including cGMPs (except to the extent otherwise specified in a Project Plan) and the FFDCA.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

2.6           Inability to Perform.  Oakwood will promptly notify Edge if Oakwood has reason to believe that it will be unable to perform or complete (either in a timely manner or at all) the Services under a Project Plan.

3.	Manufacture.

3.1           Manufacture of Product.  Oakwood shall Manufacture such Product as is necessary to perform the Services called for in the Project Plans.  Oakwood shall Manufacture the Products in accordance with all Applicable Laws, rules and regulations, as then in effect.

3.2           Compound Supply; Materials.

(a)          Edge shall be responsible for supplying to Oakwood, at no charge to Oakwood, such quantities of Compound, manufactured by Edge or its designee and meeting the applicable specifications for Compound, and of such other materials as may be specified in a Project Plan as being provided by Edge (collectively, “Edge Materials”), in each case, as are sufficient for Oakwood to perform the Services and Manufacture Product in accordance with this Agreement and the applicable Project Plan.  The Parties acknowledge that the relationship between Edge and Oakwood with regard to the Edge Materials as they stand alone prior to being combined with any other materials is that of a bailment.  Oakwood agrees (i) to account for all Edge Materials and (ii) upon Edge’s request, to either destroy (and certify that it has destroyed), or to return to Edge, at Edge’s expense, all unused quantities of Edge Materials according to Edge’s written directions.  Edge’s Materials shall not be included in Oakwood’s inventory and shall not be subject to any liens or encumbrances by any of Oakwood’s creditors or lenders.  Edge shall at all times be and remain the sole and exclusive owner of the Edge Materials.  Oakwood shall not provide Edge Materials to any Third Party (other than Oakwood subcontractors) without the express prior written consent of Edge and shall not use Edge Materials for any purpose other than conducting the Services and Manufacturing Product in accordance with this Agreement and the Project Plans.  With respect to Edge Materials that are lost, expire, are destroyed or spoil while in Oakwood’s possession or control due to Oakwood’s negligence or willful misconduct, Oakwood will provide Edge a credit against amounts then due and payable to Oakwood in an amount equal to the Replacement Cost (as defined in the Commercial Agreement) of such Edge Materials; provided that, [**].  To the extent that such amount equal to the Replacement Cost of such Edge Materials is greater than such amounts then due and payable to Oakwood by Edge, Oakwood shall promptly refund such excess to Edge.

(b)          Oakwood acknowledges that Edge can assign and grant to a lender, as a secured party, a lien on and security interest in Edge Materials (“Edge Collateral”) located at the Oakwood Facility.  Oakwood agrees to allow Edge’s lender, upon reasonable notice during business hours, to examine or inspect the Edge Collateral and obtain valuations and audits of the Edge Collateral, wherever located at Edge’s expense.  Oakwood agrees to execute such documents as are reasonably necessary and requested by Edge to evidence or perfect Edge’s lender’s security interest in the Edge Collateral, at Edge’s sole cost and expense.

(c)          Except for Edge Materials, and except to the extent otherwise specified in a Project Plan, Oakwood will be responsible for obtaining and storing all materials necessary for the performance of the Services and the Manufacture of Product hereunder, in accordance with the Specifications, cGMPs and any applicable Regulatory Approvals.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

3.3           Product Specifications; Testing.  Oakwood will test each Batch of Product to be supplied to Edge hereunder in accordance with the testing standards and procedures set forth in the Specifications and, if a Batch of Product meets the Specifications therefor, Oakwood will issue to Edge a certificate of analysis confirming that such Batch meets such Specifications.  The Specifications and a completed, signed and accurate copy of the Batch record for each Batch of Product will be delivered to Edge by such method as mutually agreed in writing by the Parties.

3.4           Regulatory Matters.

(a)          Regulatory Compliance.  Oakwood shall comply with all applicable regulatory requirements imposed by Applicable Laws, rules and regulations upon Oakwood as the Manufacturer of the Products.  Oakwood shall, on a timely basis, provide Edge with such information, files and other documents regarding Oakwood’s Manufacturing processes and procedures for Product as is reasonably necessary for Edge to comply with its obligations under Applicable Laws, rules and regulations as the sponsor of clinical trials of Products or to file or maintain Regulatory Approvals for Products.

(b)          Regulatory Approvals.  Except as specified in a Project Plan or otherwise mutually agreed by the Parties in writing, Edge shall be solely responsible for all filings necessary to obtain or maintain Regulatory Approvals with respect to Products and shall be the sole owner of all Regulatory Approvals and applications therefor (including, without limitation, the CMC portion of any of the foregoing).  Oakwood shall not file any drug master file (“DMF”) for a Product with the FDA or any other Regulatory Authority, except with the prior written consent of Edge, which consent shall not be unreasonably withheld, conditioned or delayed.  Should a Project Plan provide for Oakwood to develop and file a DMF for a Product, such DMF shall be subject to review, comment and approval by Edge prior to filing.  In the event of filing of any DMF for a Product, Oakwood agrees to provide Edge with letters of access to such DMF.  Oakwood agrees to use its commercially reasonable efforts to assist Edge in obtaining and maintaining Regulatory Approvals with respect to Products.  Without limiting the generality of the foregoing, Oakwood agrees to cooperate with any pre-approval inspection by the FDA or other regulatory agency.

(c)          Regulatory Inspections.  Oakwood agrees to inform Edge within one (1) Business Day of notification of any regulatory inquiry, communication or inspection relating to any Product.  In the event Oakwood receives any correspondence from any regulatory or governmental agency relating to a Product (including any Form FD-483 notice, and any FDA refusal to file, rejection or warning letter, even if they do not specifically mention Edge), or any notice of inspection or an inspection visit by any Regulatory Authority, which involves a Product or impacts Oakwood’s ability to produce a Product, Oakwood shall notify Edge, and shall deliver to Edge a copy of any such correspondence or notice (if any), within one (1) Business Day of notification by such Regulatory Authority unless prohibited from doing so by the applicable Regulatory Authority.  Edge, at its option, shall have the right to have its representatives present at any such inspection by a Regulatory Authority.  In the event there are written observations (or any other written communication) by a Regulatory Authority that involve Product or impact Oakwood’s ability to produce Product, or any proposed written response by Oakwood to any such inspection, Edge shall be informed within one (1) Business Day and be provided with copies of all documentation within two (2) Business Days, and shall have a reasonable opportunity to review and comment on the proposed response.  Notwithstanding the preceding, Oakwood shall be entitled to redact any such communication prior to delivering it to Edge solely for the purpose of protecting the confidential information of other customers of Oakwood or other Third Parties.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

3.5           Incidents or Accidents.  Oakwood shall promptly notify Edge in writing of any incident or accident experienced by Oakwood that Oakwood believes will affect the quality of the Product that Oakwood is obligated to deliver hereunder or its ability to meet delivery date obligations hereunder.  Oakwood shall promptly investigate such incident or accident and shall provide a written report within five (5) Business Days of completing and obtaining the results of the investigation of such incident or accident to Edge.

3.6           Lot Documentation.  Oakwood shall maintain and shall provide to Edge the documents set forth in the Specifications for each Batch of Product.

3.7           Change in Manufacturing Process for the Product.  Oakwood shall obtain Edge’s prior written approval (which approval may be pursuant to a Change Order) before it implements any change in the materials, equipment, facilities, process, process parameters or procedures used in the Manufacture of Products that would constitute a change under cGMPs.  Oakwood shall disclose all proposed changes in such Manufacturing materials, equipment, process, process parameters or procedure to Edge at a level sufficient to allow Edge to assess the impact of such changes on Edge’s regulatory filings and to update and maintain such regulatory filings accordingly.

3.8           Commercial Supply.  This Agreement shall not be used for commercial Manufacturing or commercial supply of any Product (except with respect to the Manufacture of validation Batches that become commercially salable, which Batches shall be sold and commercialized pursuant to the terms of the Commercial Agreement).  All other commercial Manufacture and commercial supply of Product by Oakwood to Edge shall be governed pursuant to the Commercial Agreement.

4.	Delivery and Acceptance.

4.1           Quality Control Sample and Documentation.  Except as otherwise specified in a Project Plan, prior to the delivery of any Batch of Product, Oakwood shall provide Edge with (a) if requested by Edge, a quality control sample of such Batch for the purpose of confirming that such Batch meets the Specifications, (b) a copy of the Batch record for such Batch, together with written confirmation that such Batch record has been reviewed and approved by Oakwood’s quality assurance unit, (c) a certificate of analysis for such Batch and (d) a certificate of compliance for such Batch.

4.2           Delivery.  Except as otherwise specified in a Project Plan, all shipments of Product shall be shipped FCA (Incoterms 2010) the Facility.  Oakwood agrees not to ship Product to Edge or its designee until it has received a written approval from Edge to release and ship such Product.  Oakwood will package and ship Product in accordance with Edge’s reasonable instructions.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

4.3           Acceptance and Rejection.

(a)          Edge may reject any Batch delivered hereunder that does not conform to the Specifications, the Batch documentation or any applicable requirements specified in the Project Plan (collectively, the “Product Requirements”).  In order to reject a Batch of Product, Edge must give written notice to Oakwood of Edge’s rejection within thirty (30) days after delivery of such Batch.  Any such notice of rejection shall be in writing and shall indicate the reasons for such rejection.  If no such notice of rejection is received, Edge shall be deemed to have accepted such Batch of Product within thirty (30) days after delivery, except in the case of Latent Defects.

(b)          After notice of rejection is given, Edge shall cooperate with Oakwood in determining whether such rejection is necessary or justified.  Oakwood will evaluate process issues and other reasons for such non-compliance.  Oakwood shall notify Edge as promptly as reasonably possible whether it accepts Edge’s basis for any rejection.  If Oakwood in good faith disagrees with Edge’s determination that certain Product does not meet the Product Requirements, such disagreement shall be submitted to dispute resolution as a Technical Dispute pursuant to Section 11.2 of this Agreement.

(c)          If Oakwood agrees, or the Expert determines, that a rejected Batch does not meet the Product Requirements, then Oakwood, at Edge’s option and direction, shall either:

(i)          at Oakwood’s expense, replace the non-conforming Batch with a Batch of Product that conforms to the Product Requirements as soon as reasonably possible; or

(ii)         provide to Edge a credit against amounts then due and payable by Edge to Oakwood, in an amount equal to the amount paid by Edge to Oakwood for the non‑conforming Batch; provided, however, that to the extent that such amount paid by Edge to Oakwood for the non-conforming Batch is greater than amounts then due and payable to Oakwood by Edge, Oakwood shall refund to Edge any such amount paid by Edge to Oakwood for the non-conforming Batch.

In addition, the Parties will meet to discuss, evaluate and analyze the reasons for and implications of the failure to conform to the Product Requirements.

4.4           Non-Conforming Compound.  If Edge notifies Oakwood that a Batch of Product delivered hereunder fails to meet the Product Requirements, and such failure to meet the Product Requirements is determined, by agreement of the Parties or by the Expert to be solely the result of Compound that was defective, does not conform to the applicable specifications therefor, or otherwise comply with the requirements therefor set forth in this Agreement, then such Batch shall not be subject to the remedies set forth in Section 4.3.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

5.	License; Exclusivity; Manufacturing Technology Transfer.

5.1           License Grant to Edge.  Subject to the terms and conditions of this Agreement, Oakwood hereby grants to Edge a [**] license under the Oakwood Background IP and the Oakwood Project IP, with the right to grant sublicenses through multiple tiers, to develop, make, have made, use, import, market, sell, distribute and otherwise Exploit the Product [**].  The license granted pursuant to this Section 5.1 shall survive expiration or termination of this Agreement. For clarity, Edge shall not be deemed to have breached the terms of the foregoing license based on activities of any Person other than Edge or its Affiliates, including, for example, off-label uses of the Product by any Third Party or investigator sponsored studies with respect to the Product.

5.2           License Grants to Oakwood.

(a)          Subject to the terms and conditions of this Agreement, Edge hereby grants to Oakwood, during the Term of this Agreement and the Commercial Agreement, a [**] license, [**] under any and all Edge Background IP and Edge Project IP that is necessary for Oakwood to perform its obligations under this Agreement and the Commercial Agreement and for such other purposes as are mutually agreed in writing by the Parties.

(b)          Subject to the terms and conditions of this Agreement (including Oakwood’s exclusivity obligations under Section 5.3) and the Commercial Agreement, Edge hereby grants to Oakwood a [**] license under Edge Project IP, [**], to develop, manufacture, make, have made, use, test, import, market, sell, distribute, and otherwise exploit products (other than the Product) [**].

5.3           Exclusivity.

(a)          During the Term and for so long as the Royalty Term is in effect, Oakwood shall not, and shall cause its Affiliates not to, directly or indirectly, manufacture for itself, any Affiliate or any Third Party any product that contains (i) the Compound or any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing or any intermediate used in the manufacture of the Compound or (ii) any [**], in each case ((i) and (ii)) for sale or use by Oakwood, any of its Affiliates or any Third Party [**] anywhere in the world.

(b)          Oakwood acknowledges and agrees that (i) this Section 5.3 has been negotiated by the Parties, (ii) the geographic and temporal limitations on activities set forth in this Section 5.3 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of Edge’s Product business, and (iii) Edge would not have entered into this Agreement without the protection afforded it by this Section 5.3.  If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 5.3 are too broad or otherwise unlawful under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 5.3 to include the maximum restrictions allowable under Applicable Law.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

5.4           Manufacturing Technology Transfer.

(a)          If Edge requests that Oakwood assist and cooperate with Edge in connection with knowledge transfer to Edge, or an Affiliate or a Third Party designee of Edge, in each case, with respect to Information pertaining to the Manufacture of the Product in Oakwood’s possession or Control, Oakwood shall reasonably assist and cooperate with Edge with respect to such knowledge transfer to Edge or its designee in accordance with this Section 5.4 (such transfer, the “Manufacturing Process Knowledge Transfer”) (which shall not, for clarity, constitute an assignment by Oakwood to Edge or its designee of any Oakwood Background IP or Oakwood Project IP).  Edge shall pay Oakwood for its reasonable, out-of-pocket expenses incurred in the performance of its activities under this Section 5.4 unless the Manufacturing Process Knowledge Transfer is a response by Edge to a breach by Oakwood of its supply obligations hereunder, in which case Oakwood shall bear all of its own expenses.

(b)          Within sixty (60) days after Edge notifies Oakwood that it is exercising Manufacturing Process Knowledge Transfer rights under this Section 5.4, Oakwood shall deliver to Edge or its designee copies of the then-current Manufacturing Process for the Product and any other information reasonably required in order to Manufacture the Product, including master Batch records, analytical methods and any other Manufacturing records.  During such period, and following the delivery of the foregoing records, Oakwood shall take, and shall cause its Affiliates and subcontractors to take, all action and to do all things reasonably necessary, proper or advisable to complete the Manufacturing Process Knowledge Transfer, including providing Edge or its designee with reasonable access to Oakwood’s personnel for telephone or in person consultations regarding the Manufacture of the Product and making available such other resources as reasonably necessary to enable Edge or its designee to Manufacture the Product.

(c)          Without limitation to the foregoing, Oakwood shall cooperate with and assist Edge in the transfer of any analytical test methods with respect to the Product or the Manufacturing Process for the Product to Edge or its designee.  Such transfer shall be conducted in compliance with USP 1224 “Transfer of Analytical Procedures” and with the FDA guidance of July 2015 “Analytical Procedures and Methods Validation for Drugs and Biologics”.

6.	Fees and Payments.

6.1           Project Plan Payments.  Within three (3) Business Days following the end of each month, Oakwood shall provide to Edge via e-mail to payables@edgetherapeutics.com a nonbinding estimate of the aggregate amounts incurred or paid by Oakwood in connection with any Services performed during such month.  Within five (5) Business Days following the end of each month, Oakwood shall invoice Edge via e-mail to payables@edgetherapeutics.com for Services performed by Oakwood on the schedule and in the amount(s) specified in the Project Plans.  Edge shall pay undisputed invoices within thirty (30) days after invoice.  If a good faith dispute arises between the Parties with respect to any part of an invoice, Edge:  (a) must notify Oakwood promptly in writing of the particulars of the dispute no later than the expiration of the thirty (30) day payment period; (b) may withhold payment of the disputed part of the invoice, provided that Edge pays in full the undisputed amount of the invoice and the Parties endeavor promptly and in good faith to resolve the dispute; and (c) may request that Oakwood reissue a new invoice to Edge for the undisputed portion.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

6.2           Project Plan A-7 Payments.  In addition to any amounts set forth in the Project Plan attached as Exhibit A-7, as additional consideration for Oakwood’s performance of certain activities hereunder, and on the terms and subject to the conditions set forth herein, Edge shall pay to Oakwood payments as follows:

(a)          within one (1) Business Day of the Amendment and Restatement Effective Date, One Million, Five Hundred Thousand Dollars ($1,500,000);

(b)          within [**] after the earliest of (i) [**], (ii) [**] and (iii) an Edge Equity Event, [**] Dollars ($[**]); and

(c)          within [**] after the earliest of (i) [**] (ii) April 1, 2019 and (iii) an Edge Equity Event, [**] Dollars ($[**]).

Each payment in this Section 6.2 shall be payable only upon the first achievement of such event and no amounts shall be due for subsequent or repeated achievements of such event.  For clarity, the maximum aggregate amount of payments payable by Edge pursuant to this Section 6.2 is Four Million, Five Hundred Thousand Dollars ($4,500,000).

In the event of the termination of this Agreement or the Commercial Agreement by Oakwood for an uncured material breach by Edge pursuant to Section 10.3 of this Agreement or Section 8.2 of the Commercial Agreement, or in the event of the termination of this Agreement or the Commercial Agreement by Edge other than for an uncured material breach by Oakwood pursuant to Section 10.3 of this Agreement or Section 8.3 of the Commercial Agreement or pursuant to Section 10.5 or Section 10.6 of this Agreement, [**].

6.3           Royalty.

(a)          As additional consideration for Oakwood’s performance under this Agreement and under the Commercial Agreement, and on the terms and subject to the conditions set forth herein, during the Royalty Term, Edge shall pay to Oakwood a royalty in an amount equal to [**] percent ([**]%)] of Net Sales (the “Royalty”).  The Royalty shall be independent of the seller, distributor, manufacturer or supplier of any particular quantity of Net Sales Product sales of which comprise Net Sales (i.e., shall apply to all Net Sales during the Royalty Term regardless of the seller, distributor, manufacturer, or supplier thereof).  The Royalty shall be paid on a Calendar Quarterly basis within forty-five (45) days following the end of each Calendar Quarter with respect to Net Sales during the immediately preceding Calendar Quarter, which payments shall be subject to a reconciliation at the end of each Calendar Year to account for any adjustments to the Net Sales figures that would affect such royalty payment obligation hereunder for such Calendar Year. Each Party shall make reconciling payments to the other Party (or offset against amounts then owed to the other Party, if applicable) to effect such reconciliation.  Each Calendar Quarterly Royalty payment shall be accompanied by a statement indicating Edge’s calculation of Net Sales for the immediately preceding Calendar Quarter certified by an authorized officer of Edge and any supporting documentation necessary for Oakwood to understand and verify the Net Sales calculation provided thereon, including a calculation of the amount of the Royalty payment due on such Net Sales for such Calendar Quarter and a reasonably detailed statement of any adjustments required to the Net Sales figures and royalty payment obligation as contemplated hereunder.  Oakwood shall have the right to engage an independent certified public accountant, which accountant may be accompanied by an Oakwood employee, to audit the books and records maintained by Edge pursuant to Section 5.5(a) of the Commercial Agreement on the terms and conditions set forth in Section 5.5 of the Commercial Agreement.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

(b)          In the event that Oakwood or any Affiliate desires to grant to a Third Party the right to receive any economic interest in all or any portion of the Royalty other than as part of a transaction in which Oakwood assigns to such Third Party this Agreement and the Commercial Agreement in accordance with Section 12.8, then Oakwood shall provide Edge with written notice that Oakwood is soliciting or considering offers from Third Parties for such rights, which written notice shall include the proposed scope of rights with respect to such grant.  Upon delivery of any such written notice, the Parties shall negotiate in good faith on an exclusive basis for a period of at least sixty (60) days (or such other period as may be agreed in writing by the Parties) terms and conditions pursuant to which the Parties would amend this Agreement to provide for Edge’s purchase from Oakwood of the economic interest in all or a portion of the Royalty.  If the Parties do not reach a written agreement with respect to such amendment by the end of such sixty (60)-day period (or such other period as may be agreed in writing by the Parties), then Oakwood and its Affiliates thereafter shall be free to enter into an agreement with a Third Party with respect to the right of such Third Party to receive any economic interest in all or any portion of the Royalty; provided, that (i) Oakwood shall not enter into any such agreement with a Third Party for a scope of rights materially different from the scope of rights set forth in the applicable written notice to Edge and (ii) if Oakwood or its Affiliate does not enter into a Third Party agreement with respect to the right of such Third Party to receive any economic interest in all or any portion of the Royalty within [**] months after the end of such sixty (60)-day period (or such other period as may be agreed in writing by the Parties), then Oakwood must, after such date, provide Edge with a new written notice that Oakwood is soliciting or considering offers from Third Parties for such rights and must again fulfill the other requirements of this Section 6.3(b) if it desires to grant to a Third Party the right to receive any economic interest in all or any portion of the Royalty.

6.4           Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in accordance with Section 5.4 of the Commercial Agreement.

6.5           Income Tax Withholding.  Oakwood will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Edge, Edge will (a) deduct such taxes from the payment made to Oakwood, (b) timely pay the taxes to the proper taxing authority and (c) send proof of payment to Oakwood and certify its receipt by the taxing authority within thirty (30) days following such payment.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

7.	Intellectual Property Matters.

7.1           Existing Intellectual Property; IP Management.  Except for the licenses granted under this Agreement, and except as otherwise set forth in this Article 7, neither Party will acquire any right, title or interest in any Patents, copyrights, trademarks, trade secrets, or other intellectual or proprietary property or rights of the other Party.  No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except those specifically set forth herein.  Each Party retains all rights, title and interest in and to its own Background IP.  Each Party shall have the sole right, but not the obligation, to prosecute, maintain, enforce and defend the intellectual or proprietary or property rights of such Party.  Each of Oakwood and Edge shall promptly notify the other Party in writing of any alleged, threatened or actual infringement of any Patent within the Background IP Controlled by the other Party or the Edge Project IP or Oakwood Project IP, as applicable, of which they become aware.  Notwithstanding anything contained in this Agreement to the contrary and subject to Section 5.3, Edge understands and agrees that (a) Oakwood may perform similar services for Third Parties using the same personnel that Oakwood may utilize for rendering the Services for Edge hereunder, and using or incorporating the Oakwood Background IP and (b) Oakwood, its employees and agents shall be free to use and employ Oakwood Background IP that constitutes general skills, know-how, and expertise, and any and all manufacturing techniques or processes generally applicable to the manufacture of pharmaceutical and other products other than the Product (“Residual IP”) and Oakwood Project IP, and to use, disclose, and employ its Residual IP and Oakwood Project IP for itself or other customers of Oakwood.

7.2           Edge Project IP.  Edge shall own all right, title and interest in and to (a) [**], (b) [**], (c) [**] and (d) any improvements to any of the foregoing that are conceived, discovered, developed, reduced to practice or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable United States law, by or on behalf of either Party or jointly by or on behalf of the Parties, in each case ((a), (b), (c) and (d)), as a result of or in connection with this Agreement (the items specified in clauses (a), (b), (c) and (d) of this Section 7.2 collectively, the “Edge Project IP”).  Oakwood shall, and shall cause its Affiliates to, promptly disclose in writing to Edge the conception, discovery, development, reduction to practice or making of any Edge Project IP and shall and does hereby, and shall cause its Affiliates to, assign to Edge any and all right, title or interest Oakwood or its Affiliates may have in or to the Edge Project IP.  Oakwood shall execute any documents and perform such other acts as may be reasonably requested by Edge in order to secure, perfect, confirm, exercise or enforce Edge’s foregoing rights.

7.3           Oakwood Project IP.  Oakwood shall own all right, title and interest in and to [**] (collectively, the “Oakwood Project IP”).  Oakwood shall, and shall cause its Affiliates to, promptly disclose in writing to Edge the discovery, development, making, conception or reduction to practice of any Oakwood Project IP arising under or in connection with this Agreement.  For the avoidance of doubt, (a) Edge shall retain all rights and title to the [**] and (b) [**].  Edge shall execute any documents and perform such other acts as may be reasonably requested by Oakwood in order to secure, perfect, confirm, exercise or enforce Oakwood’s foregoing rights.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

7.4           [**].  Oakwood hereby grants to Edge, without requiring an additional option fee, an option, exercisable at any time and from time to time, to acquire an [**] license, [**], under the Oakwood Background IP and the Oakwood Project IP to develop, make, have made, use, have used, sell, have sold, offer for sale, import, have imported and otherwise Exploit the Product [**] (the “Option”); provided, however, that the Option shall only apply to the extent that Oakwood (a) [**] and (b) **[].  Upon the exercise of an Option, the Parties shall negotiate in good faith on an exclusive basis for a period of [**] (or such other period as may be agreed in writing by the Parties) a commercially reasonable royalty or other consideration, which may include compensating Oakwood to perform process development or manufacture and supply for the Product in such [**], payable by Edge to Oakwood and the other terms of an amendment to this Agreement to cover such [**]; provided, that if no agreement is entered into by the Parties, then the [**] shall remain as it was prior to the exercise of the Option.

7.5         [**].  Oakwood may, from time to time, on written notice to Edge, request that the [**].  Edge shall consider any such request in good faith and shall not unreasonably withhold, condition or delay its consent to [**].

8.	Confidentiality.

8.1           Confidential Information.  Subject to the provisions of Section 8.2 and Section 8.3, at all times during the Term and thereafter the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information of the Disclosing Party, except to those of the Receiving Party’s Affiliates and its or their respective directors, officers, employees, consultants, financial advisors, attorneys, accountants, agents or other representatives who have a need to know such information (collectively, “Recipients”) to perform such Party’s obligations or exercise such Party’s rights hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information substantially similar those set forth in this Article 8) and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder.  Subject to Section 8.3(c), notwithstanding anything in this Agreement to the contrary, in no event shall (i) Oakwood use or disclose any Product Confidential Information or any of Edge’s other Confidential Information in connection with the Manufacture of the Product for itself or any of its Affiliates or any Third Party, or (ii) Edge use or disclose any of Oakwood’s Confidential Information for itself or any of its Affiliates or any Third Party.  The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.  Without limiting anything in this Article 8, neither Party shall disclose the terms of this Agreement without the prior written consent of the other Party, except as may be permitted by Section 8.3, and the terms of this Agreement shall be deemed the Confidential Information of each of the Parties.  Each Party shall, and shall ensure that its Recipients:  (x) not copy or otherwise duplicate any embodiments of the Confidential Information of the other Party, except as necessary for the Receiving Party’s Recipients to perform such Party’s obligations or exercise such Party’s rights under this Agreement (provided that any such copies or duplications of such Confidential Information shall be identified as belonging to the Disclosing Party and shall be marked “confidential,” “proprietary,” or the like); (y) at the request of the other Party, provide the other Party with a list of all Persons to whom any such Confidential Information has been disclosed; and (z) notify the other Party immediately, and cooperate with the other Party as the other Party Edge may reasonably request, upon any discovery of any loss or compromise of the other Party’s Confidential Information.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

8.2           Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Article 8 shall not extend to any Confidential Information of the Disclosing Party:

(a)          that is or hereafter becomes part of the public domain through no breach of this Agreement by the Receiving Party or its Recipients;

(b)          that is received from a Third Party without restriction and without breach of any obligation of confidentiality between such Third Party and the Disclosing Party;

(c)          that the Receiving Party can demonstrate by competent evidence was already in its possession without obligation of confidentiality to the Disclosing Party prior to its receipt from the Disclosing Party; provided, that the foregoing exception shall not apply to Product Confidential Information;

(d)          that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e)          that the Receiving Party can demonstrate by competent evidence was independently developed by or on behalf of the Receiving Party or its Affiliates; provided, that the foregoing exception shall not apply to Product Confidential Information.

8.3           Disclosure.

(a)          The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is required to be made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction, is required by the rules of any stock exchange upon which the Receiving Party’s securities are listed or to which application for listing has been submitted or is otherwise required by law or regulation, in the opinion of counsel to the Receiving Party; provided, however, that the Receiving Party shall (to the extent permitted by Applicable Law) first have notified to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information of the Disclosing Party or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information of the Disclosing Party disclosed in response to such court or governmental order or as otherwise required by law or regulation shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order or otherwise required by law or regulation.

(b)          Edge may disclose Confidential Information of Oakwood to the extent that such disclosure is made to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval or the maintenance of any Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

(c)          (i)  Either Party may disclose Confidential Information of the other Party to its Affiliates or its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees or acquirers, or other Third Parties (A) as is necessary or useful in connection with the performance of such Party’s obligations or the exercise of such Party’s rights under this Agreement, or (B) as is necessary or useful to permit the evaluation by any such Person of any potential or actual merger, acquisition, asset sale, licensing, collaboration or similar transaction with such Party; provided, however, that, except in the cases of disclosure to Persons subject to professional duties of nondisclosure, such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use as are set forth in this Article 8; provided, further, that, in the case of clause (B), such Party shall limit such disclosure to only that Confidential Information of the other Party that is specifically applicable to the transaction being evaluated.

(ii)  Edge may disclose Confidential Information of Oakwood to Edge’s Affiliates or its or their attorneys, auditors, advisors, consultants, contractors, existing collaboration partners, licensees or acquirers, or other Third Parties with which Edge has a contractual relationship with respect to the Manufacture of the Product to the extent necessary or useful in connection with the performance of any actual transaction with respect to the Product; provided, however, that, except in the cases of disclosure to Persons subject to professional duties of nondisclosure, such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use as are set forth in this Article 8; and provided, further, that Edge shall limit such disclosure to only that Confidential Information of Oakwood necessary or useful to enable such Person to Manufacture the Product and shall not, for clarity, disclose Confidential Information of Oakwood that is applicable solely to the Manufacture of products other than the Product.

(iii)  Each Party shall be responsible for any violation of the confidentiality and non-use obligations applicable to the Confidential Information of the other Party by any Person to which such first Party discloses Confidential Information of the other Party.

8.4           Notification.  The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information by the Receiving Party or any Person to whom it has disclosed such Confidential Information.

8.5           Use of Names.  Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 8.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or requested by any Regulatory Authority or prevent Edge from identifying Oakwood as the Manufacturer of Product supplied hereunder.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

8.6           Press Releases and Other Public Announcements.  Except as expressly provided in Section 8.3, neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party, except for any such press release or other public announcement that is required by Applicable Law or the rules of a stock exchange on which the securities of the Party making such press release or announcement are listed (or to which an application for listing has been submitted), in which case such Party shall provide the other Party with the proposed text of any such press release or public announcement for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) as early as possible, but in no event less than three (3) Business Days in advance of the publication, communication or dissemination thereof; provided, however, that such other Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within two (2) Business Days of receipt by such other Party of the text of such press release or public announcement.

8.7           Return or Destruction of Confidential Information.  Within ninety (90) days after the earliest of (a) the expiration of the Term, (b) the termination of this Agreement and (c) the earlier written request of the Disclosing Party, the Receiving Party shall, at the Disclosing Party’s discretion, promptly destroy or return to the Disclosing Party all documentary, electronic or other tangible embodiments of the Confidential Information of the Disclosing Party to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Confidential Information of the Disclosing Party to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one (1) copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, for archival purposes, in connection with any filing, application or request for Regulatory Approval or the maintenance of any Regulatory Approval or as otherwise required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.  Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of, or any computer records or files containing, the Confidential Information of the Disclosing Party that have been created solely by the Receiving Party’s automatic electronic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

9.	Representations and Warranties.

9.1           Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement (c) this Agreement will constitute the legal, valid and binding obligation of such Party, and (d) neither the execution of this Agreement nor the performance of such Party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

9.2           Oakwood Representations and Warranties.  Oakwood represents and warrants to Edge as follows: (a) all Product supplied hereunder shall be Manufactured in compliance with cGMPs, this Agreement, the Quality Agreement and the Manufacturing Process for the Product (except in each case as otherwise expressly set forth in a particular Project Plan), any applicable Regulatory Approvals or applications therefor filed by Edge and all other Applicable Laws, rules and regulations; (b) all Product supplied hereunder shall conform to, and be packaged and shipped in accordance with, the applicable Specifications in effect at the time of delivery; (c) no Product supplied hereunder for use in humans shall be misbranded within the meaning of the FFDCA, nor shall any such Product constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of said Act; (d) all Product supplied hereunder shall conform to the certificate of analysis provided with the shipment of the Product; and (e) all Product supplied hereunder shall be free and clear of any lien or encumbrance.

9.3          Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.4           Limitation of Liability.  EXCEPT IN THE CASE OF (A) THE GROSS NEGLIGENCE, INTENTIONAL OR WILLFUL MISCONDUCT OR FRAUD OF A PARTY, OR (B) LIABILITIES ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR BREACH OF ITS OBLIGATIONS UNDER ARTICLE 5, ARTICLE 7 OR ARTICLE  8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	Term, Termination.

10.1         Term.  The term of this Agreement (the “Term”) shall commence on the Amendment and Restatement Effective Date and, unless earlier terminated pursuant to this Article 10, shall continue until the expiration or earlier termination of the Commercial Agreement.  Upon termination of the Commercial Agreement for any reason, this Agreement shall automatically terminate and be of no further force or effect.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

10.2         Termination of Project Plan at Will.  Edge may terminate any Project Plan for any reason or for no reason: (a) at any time prior to initiation of Services under such Project Plan upon not less than thirty (30) days’ prior written notice to Oakwood; or (b) at any time after initiation of Services under a Project Plan upon not less than ninety (90) days’ prior written notice to Oakwood; provided, that in the case of the Project Plan attached as Exhibit A-7, any termination pursuant to foregoing clause (b) shall be subject to the payment by Edge of the Termination Fee; and provided, further, that with respect to any Project Plan terminated by Edge hereunder, Edge shall pay to Oakwood upon such termination all amounts due and payable to Oakwood up to and including the date of termination.  Edge’s payment obligations hereunder shall survive the termination or expiration of this Agreement.

10.3         Termination of Agreement for Material Breach.  Either Party may terminate this Agreement for material breach of this Agreement by the other Party upon sixty (60) days’ written notice (provided that Edge may provide such notice prior to the sixtieth (60th) day of such sixty (60)-day period) specifying the nature of the breach, if such breach has not been cured within such sixty (60)-day period; provided, that subject to the last sentence of this Section 10.3, (a) if a breach cannot reasonably be remedied within such sixty (60)-day period, but the breaching Party establishes that it has commenced actions necessary to remedy such breach within such period and is employing ongoing, good-faith efforts to remedy such alleged breach, then such period shall be extended by a further period of thirty (30) days to enable the breaching Party to complete the remedy thereof and (b) if either Party initiates a dispute resolution procedure under Article 11 as permitted under this Agreement before the end of such sixty (60)-day period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, the cure period set forth in this Section 10.3 shall be tolled and the termination shall become effective only if such breach remains uncured for thirty (30) days after the final resolution of the dispute through such dispute resolution procedure.

10.4         Termination for Failure to Validate the Manufacturing Process for the Product.  Either Party may terminate this Agreement if such Party believes in good faith that the Manufacturing Process for the Product cannot be validated under any Project Plan, despite commercially reasonable efforts to perform the activities under such Project Plan.  If the non-terminating Party disputes the fact that the Manufacturing Process for the Product cannot be validated, such dispute shall be resolved pursuant to the dispute resolution procedure under Article 11 as a Technical Dispute.  In the case of such a termination, (a) if Edge subsequently validates with a Third Party a manufacturing process for the Product comprised of processes that are substantially similar to the processes comprising the Manufacturing Process for the Product, the Royalty shall be payable to Oakwood for the remainder of the Royalty Term and (b) if Edge subsequently validates with a Third Party any other manufacturing process for the Product, no Royalty shall be payable to Oakwood hereunder.

10.5         Termination for Insufficient Audit Opinion.  Edge may terminate this Agreement immediately upon written notice to Oakwood if any financial audit report provided pursuant to Section 10.11 is subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or if the working capital ratio provided pursuant to Section 10.11 is less than [**] and (a) Oakwood has not, within sixty (60) days after such report or working capital ratio, as applicable, is provided, commenced actions necessary to address such qualification, exception or inadequate working capital ratio to Edge’s reasonable satisfaction or (b) notwithstanding any actions commenced pursuant to foregoing clause (a), Oakwood has not provided to Edge, within one hundred twenty (120) days after such report or working capital ratio, as applicable, is provided, to Edge a subsequent report that is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the applicable subsequent audit and has not demonstrated to Edge’s reasonable satisfaction that its working capital ratio is greater than or equal to [**].

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

10.6         Termination for Regulatory Failure.  Edge may terminate this Agreement immediately in written notice to Oakwood if (a) [**], (b) [**] or (c) [**].

10.7          Additional Effects of Termination.

(a)          Upon expiration or termination of this Agreement, (i) Oakwood shall deliver to Edge any Edge Materials then in the possession or otherwise under the control of Oakwood or its Affiliates, (ii) Edge shall deliver to Oakwood, at Oakwood’s request, any Oakwood Background IP and other property and  materials owned by Oakwood or its Affiliates then in the possession or otherwise under the control of Edge or its Affiliates (provided that Edge may retain copies thereof to permit Edge to exercise its rights under this Agreement), (iii) any credit owing with respect to any Shortfall (as defined in the Commercial Agreement) or lost or spoiled Product under Section 2.3(e) of the Commercial Agreement not applied against amounts due and payable to Oakwood shall be paid by Oakwood to Edge within thirty (30) days after such expiration or termination, and (iv) all amounts due and payable to Oakwood but remaining unpaid under this Agreement or the Commercial Agreement shall be paid by Edge to Oakwood within thirty (30) days after such expiration or termination.

(b)          If Edge terminates the Commercial Agreement pursuant to Section 8.2 of the Commercial Agreement or if Edge terminates this Agreement pursuant to Section 10.3, Section 10.5 or Section 10.6 of this Agreement, (i) no Royalty shall be payable with respect to Net Sales invoiced on or after the effective date of such termination and (ii) to the extent not already paid to Oakwood at the time of such termination, no amounts set forth in Section 6.2 shall be payable to Oakwood.

(c)          If Edge has the right to terminate the Commercial Agreement under Section 8.2 of the Commercial Agreement or if Edge has the right to terminate this Agreement under Section 10.3, Section 10.5 or Section 10.6 of this Agreement, but does not elect to exercise such right, this Agreement and the Commercial Agreement shall continue in full force and effect except that, from and after the date on which such right to terminate accrued, (i) Edge shall have no obligation to purchase the Minimum Order Commitment (as defined in the Commercial Agreement) from Oakwood and (ii) no Royalty shall be payable with respect to Net Sales invoiced on or after the date on which such right to terminate accrued.

10.8         Survival.  Expiration or termination of this Agreement will not relieve the Parties of any obligation, including the obligation to pay outstanding invoices and amounts accruing prior to such expiration or termination. Those provisions that by their terms or intent are required to survive the expiration or earlier termination of this Agreement in order to give effect to the intent of the Parties shall so survive.  Without limiting the foregoing, Section 2.4, Section 3.6, Section 5.1, Section 5.3, Section 5.4, Section 6.2 (but only in the circumstances contemplated under such Section), Section 6.3 (but only in the circumstances contemplated under such Section), Section 6.4, Section 6.5, Section 7.1-7.3, Section 9.3, Section 9.4, Section 10.7, this Section 10.8 and Sections 10.9-10.10 and Article 8, Article 11 and Article 12 will survive expiration or termination of this Agreement.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

10.9         Damages; Relief.  Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

10.10       Bankruptcy.  All rights and licenses granted under, or pursuant to, this Agreement by Oakwood to Edge are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (hereinafter, the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in and construed under Section 101 of the Bankruptcy Code.  The Parties agree that Edge, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, remedies and elections under the Bankruptcy Code.  The Parties agree further that they shall enter into an escrow agreement on mutually satisfactory terms (hereinafter, the “Escrow Agreement”), which shall be an “agreement supplementary to” this Agreement, as set forth in and construed under Section 365(n)(1)(B) of the Bankruptcy Code, and which shall provide for a repository of essential ancillary documents, intermediates, formulae, compounds and other essential records (hereinafter, the “Escrow Agreement Intellectual Property”).  The Parties also agree that, in the event of a bankruptcy proceeding by or against Oakwood under the Bankruptcy Code, Edge shall be entitled to complete access to the Escrow Agreement Intellectual Property and all embodiments of such Escrow Agreement Intellectual Property, and same, if not already in Edge’s possession, shall promptly be delivered to Edge upon Edge’s written request (a) upon any such commencement of a bankruptcy proceeding, unless Oakwood elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of Oakwood under Section 365(a) of the Bankruptcy Code, pursuant to the terms of the Escrow Agreement.

10.11       Annual Financial Information.  Oakwood shall provide to Edge for review by July 1 of each Calendar Year (a) a report with respect to the immediately preceding fiscal year of Oakwood from an independent certified public accounting firm of regionally recognized standing or otherwise acceptable to Edge stating that the most recently completed audit of Oakwood is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (b) a statement certified by the Chief Financial Officer of Oakwood setting forth the calculation of Oakwood’s working capital ratio as of the end of the immediately preceding Calendar Quarter.  For purposes of this Agreement, the term “working capital ratio” means the ratio of Oakwood’s current assets to Oakwood’s current liabilities (excluding deferred revenue and other extraordinary items).

11.	Disputes.

11.1         If any dispute arises out of this Agreement, the Parties will first try to resolve the dispute amicably.  Either Party may send a notice of dispute to the other, in which case such dispute will be referred to the Project Managers (as defined in the Commercial Agreement) within ten (10) Business Days from receipt of the notice of dispute.  If the Project Managers fail to resolve the matter within ten (10) Business Days after such referral, the dispute shall be referred to the Senior Executives (as defined in the Commercial Agreement).  Except as set forth in Section 11.2, if the Senior Executives fail to resolve the matter within ten (10) Business Days after referral, either Party may initiate litigation in accordance with Section 12.6.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

11.2         If the Senior Executives (as defined in the Commercial Agreement) fail to resolve a dispute under Section 4.3(b) or Section 10.4 (a “Technical Dispute”) within ten (10) Business Days after referral to the Senior Executives, then either Party may refer such Technical Dispute to an independent testing organization, or to a consultant of recognized repute within the United States pharmaceutical industry, in either case mutually agreed upon by the Parties (the “Expert”) for resolution, the appointment of which shall not be unreasonably withheld, conditioned or delayed by either Party.  The determination of the Expert shall be final and binding upon the Parties, absent manifest error (in which event the dispute may be submitted to the courts for resolution or to such other alternative dispute resolution procedure upon which the Parties mutually agree in writing).  The fees and expenses of the Expert making such determination shall be borne by Oakwood if the Expert resolves the Technical Dispute in favor of Edge and by Edge if such Technical Dispute is resolved in favor of Oakwood.  If the Parties cannot agree that a dispute is a Technical Dispute, Section 11.1 shall apply.

11.3          Nothing in this Article 11 shall prevent either Party from obtaining interim relief from a court of competent jurisdiction in order to preserve its rights pending resolution of any dispute hereunder.

12.	General Provisions.

12.1         Notices.  All notices, requests and other communications hereunder must be in writing and delivered personally, by email transmission with answer back confirmation or by overnight courier, to the Parties at the following addresses or facsimile numbers:

If to Edge to:

 Edge Therapeutics, Inc.
 300 Connell Drive, Suite 4000
 Berkeley Heights, New Jersey 07922
Attention: Chief Executive Officer
 Email: baleuthner@edgetherapeutics.com

  With a copy to:

 Edge Therapeutics, Inc.
 300 Connell Drive, Suite 4000
 Berkeley Heights, New Jersey 07922
 Attention: General Counsel
 Email: bmiddlekauff@edgetherapeutics.com

If to Oakwood to:

Oakwood Laboratories, LLC
7670 First Place, Suite A
Oakwood Village, Ohio 44146
Attention:  Jeffrey M. Fehn
Email:  jfehn@oakwoodlabs.com

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

With a copy to:

Benesch, Friedlander, Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, Ohio 44114-2378
Attention: Michael D. Stovsky
Email:  mstovsky@beneschlaw.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 12.1, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section 12.1, be deemed given upon receipt by sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 12.1, be deemed given one (1) Business Day after acceptance by the overnight courier service (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 12.1).  Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice as provided herein to the other Party specifying such change.  This Section 12.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.2         Force Majeure.  Neither Party shall be liable for delay in delivery or nonperformance in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 12.2, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, acts of god or acts or omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”); provided, however, that the Party affected by such a Force Majeure Event shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the Force Majeure Event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that if the suspension of performance continues for sixty (60) days after the date of the occurrence or it is clear from the circumstances that the suspension of performance shall continue for more than sixty (60) days after the date of the occurrence, the non-affected Party may terminate this Agreement by written notice to the other Party.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

12.3         Entire Agreement; Amendment; Conflicts.  This Agreement, together with the Exhibits hereto, the Commercial Agreement and the Quality Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  This Agreement specifically amends and restates the Original Agreement, and the terms and provisions of the Original Agreement in respect of all matters, whether arising before, on, or after the Amendment and Restatement Effective Date, except as amended and restated herein, shall be terminated and of no further force or effect; provided, that Exhibit As to the Original Agreement entered into by the Parties prior to the Amendment and Restatement Effective Date hereof are incorporated herein by reference. To the extent there is any conflict between the terms and conditions of this Agreement, the Commercial Agreement and the Quality Agreement, the Quality Agreement shall govern with respect to matters of Product quality, this Agreement shall govern with respect to matters pertaining to Product development, the payment of fees by Edge to Oakwood therefor, and the Commercial Agreement shall govern with respect to all other matters.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.4         Further Assurances.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.5         Successors and Assigns.  The terms and provisions hereof shall inure to the benefit of, and be binding upon, Edge, Oakwood and their respective successors and permitted assigns.

12.6         Governing Law.  This Agreement shall be governed and interpreted in accordance with the law of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  Subject to Article 11, each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement, and neither Party shall commence any action, suit or proceeding related thereto except in such courts.  Each Party further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and shall not plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.7         Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Neither Party shall export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

12.8         Assignment.  Except as expressly provided herein, neither Party may, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, subcontract or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Edge may, without such consent, assign this Agreement and its rights and obligations hereunder to a licensee of Edge’s right and interest in the Product and (b) either Party may, without such consent (i) assign this Agreement and its rights and obligations hereunder to an Affiliate or to the transferee of all or substantially all of such Party’s assets to which this Agreement relates, or to any successor entity or acquirer in the event of a merger, consolidation or change in control of such Party or (ii) pledge this Agreement and its rights hereunder in connection with any financing transaction.  Any attempt to assign, transfer, subcontract or delegate any portion of this Agreement in violation of this Section 12.8 shall be null and void.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Edge or Oakwood, as the case may be.  If either Party assigns or delegates its rights or obligations to another Person in accordance with the terms hereof, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and the assignor or transferor shall cease to be a Party to this Agreement and shall cease to have any rights or obligations under this Agreement from and after the effective date of such assignment.  If the Commercial Agreement is assigned to any Affiliate of the assigning Party or to any Third Party pursuant to the terms thereof, the assigning Party also shall assign this Agreement to such Affiliate or Third Party unless such assigning Party obtains the prior written consent of the other Party; provided, however, that if the assigning Party seeks to assign this Agreement to an Affiliate other than the Affiliate to which the Commercial Agreement is assigned, such other Party shall not unreasonably withhold, condition or delay such consent.

12.9         Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.10       Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

12.11       Independent Contractors.  The status of the Parties under this Agreement shall be that of independent contractors.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties.  Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

12.12       Construction.  Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit” or “clause” refer to the specified Article, Section, Exhibit or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; (g) the term “will” means “shall” and (h) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

12.13       Remedies.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.14       Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

12.15       No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

(The remainder of this page is left blank intentionally.)

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

In Witness Whereof, the Parties hereto have duly executed this Amended and Restated Master Formulation Development Agreement on the Amendment and Restatement Effective Date.

Edge Therapeutics, Inc.		Oakwood Laboratories, L.L.C.

By:	/s/ Brian Leuthner	By:	/s/ Jeffrey M. Fehn

Name:	Brian Leuthner	Name:	Jeffrey M. Fehn

Title:	President and Chief Executive Officer	Title:	Executive Vice President

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.

Schedule 1.53

Product Formulation

The Product formulation for 1 vial of nimodipine microparticles, including the drug substance, biodegradable polymer as described further in the table below:

Component	Reference to Quality Standard	[**] mg Vial
[**]	[**]	[**] mg
[**]	[**]	[**] mg
[**]	[**]	NAP
[**]	[**]	NAP
[**]	[**]	NAP

Ingredient	Quantity [**] g	Weight %
[**]	[**] g	[**]%
[**]	[**] g	[**]%
[**]	[**] g	N/A
[**]	[**] g	N/A
[**]	[**] g	N/A
Total	[**] g	[**]%

[**] Material omitted and separately filed with the Commission under a request for confidential treatment.